EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Eyenovia, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	350,000 (3)	$1.54	$539,000	0.00015310	$82.53

Total Offering Amounts					$539,000		$82.53

Total Fee Offsets							$—

Net Fee Due							$82.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Capital Market on March 4, 2025.

(3)	Represents additional shares of the registrant’s common stock reserved for issuance under the Eyenovia, Inc. Amended and Restated 2018 Omnibus Stock Incentive Plan, as Amended.